Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated March 9, 2016, relating to our audit of the consolidated financial statements of Tribute Pharmaceuticals Canada Inc. (the “Company”) as at and for the year ended December 31, 2015 (the “Report”), in the Company’s Amendment No. 1 to the Current Report on Form 8-K/A which amends the Form 8-K filed on February 5, 2016, and to the incorporation by reference of the Report in the Company’s registration statement (Form S-8 No. 333-209433) pertaining to the registration of 5,262,577 common shares, without par value (the “Common Shares”), of Aralez Pharmaceuticals Inc. to be offered and sold under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.

/s/ McGovern, Hurley, Cunningham, LLP

Chartered Accountants

Licensed Public Accountants

Toronto, Ontario, Canada

March 15, 2016